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                                                                    Exhibit 99.1

CONTACT:
Doug Bailey
The Rasky Baerlein Group
dbailey@rasky.com
(617) 443-9933 ext. 339
(617) 750-7535 - Cell

FOR IMMEDIATE RELEASE

       ORGANOGENESIS INC. FILES FOR CHAPTER 11 PROTECTION FROM CREDITORS

CANTON, MA (September 25, 2002) - Organogenesis Inc. (AMEX:ORG) announced today that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Massachusetts.

In order to preserve the live cell lines used to produce the company's living skin substitute product, and to maintain its manufacturing facility in compliance with FDA regulations, Organogenesis will continue scaled-down business operations during the reorganization. Under the protection of Chapter 11, Organogenesis will seek to implement transactions that will rapidly return the product to the marketplace, while maximizing value for its creditors.

Before the Chapter 11 filing, Organogenesis terminated its agreements with Novartis Pharma AG, under which Novartis had been the exclusive distributor of the product under the trademark Apligraf/(R)/. Organogenesis also reduced its workforce before the filing from approximately 125 to 15 employees.

Organogenesis was the first company to develop and gain FDA approval for a mass-produced product containing living human cells. The Company's principal product, a living, bi-layered skin substitute, has received FDA approval for the treatment of diabetic foot ulcers and venous leg ulcers.

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This release contains forward-looking statements within the meaning of the
Private Securities Litigation Act of 1995. These statements reflect assumptions and involve risks and uncertainty that may affect the company's business and prospects. Actual results may differ materially from those indicated or suggested by these forward-looking statements as a result of various factors. Apligraf/r/ is a registered trademark of Novartis.